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Exhibit 99.1

NEWS RELEASE
	Contacts:	Steven J. Janusek
Executive Vice President & CFO
FOR IMMEDIATE RELEASE		sjanusek@reddyice.com 800-683-4423

REDDY ICE ANNOUNCES PRIVATE PLACEMENT OF SENIOR DISCOUNT NOTES

        OCTOBER 18, 2004—DALLAS, TEXAS—Reddy Ice Holdings, Inc. today announced that it is commencing a private placement of senior discount notes due 2012 pursuant to an exemption from registration under the Securities Act of 1933. Reddy Ice Holdings expects to receive approximately $100 million in gross proceeds upon the issuance of the notes. The Company intends to use the net proceeds of the issuance of the notes, together with an anticipated $28.8 million dividend to be received from Reddy Ice Group, Inc., to redeem all of Reddy Ice Holdings' existing series A preferred stock (which is held entirely by its common stockholders) for approximately $99.2 million, to pay accumulated dividends on such stock as of the date of redemption in the amount of approximately $15.1 million, and to pay a dividend of approximately $10.5 million to its common stockholders. In connection with this transaction, Reddy Ice Group will make a special transaction payment of approximately $1.2 million in the aggregate to certain members of management and certain directors. This offering is contingent upon a concurrent amendment to the credit agreement of Reddy Ice Group, Inc.

        This announcement does not constitute an offer to sell or a solicitation of an offer to buy the notes. The notes will not be registered under the Securities Act or applicable state securities laws and the notes may not be offered or sold in the United States absent registration or available exemption from such registration requirements.

        This press release contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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  Exhibit 99.1
REDDY ICE ANNOUNCES PRIVATE PLACEMENT OF SENIOR DISCOUNT NOTES